Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 6 to the Registration Statement on Form S-1 and related preliminary prospectus of our report dated April 13, 2022, with respect to the consolidated financial statements of Aridis Pharmaceuticals, Inc. ( “ Company ” ) as of and for the year ended December 31, 2021 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company ’ s ability to continue as a going concern), and to the reference to us under the heading “ Experts ” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 26, 2023